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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Libbey Inc. for the registration of $100 million of debt securities and common stock and to the incorporation by reference therein of our report dated February 3, 1997, except as to Note 14, as to which the date is March 10, 1997, with respect to the consolidated financial statements and schedule of Libbey Inc. included in the Annual Report (Form 10-K) of Libbey Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                             Ernst & Young LLP



Toledo, Ohio
June 6, 1997